EXHIBIT 21

INDEPENDENCE HOLDING COMPANY

Principal Subsidiaries as of March 30, 2004
Subsidiary	Jurisdiction

Independence Capital Corp.	Delaware
Madison National Life Insurance Company, Inc.	Wisconsin
Madison Investors Corporation	Delaware
IC West Underwriting Services LLC	Delaware
Credico Insurance Services, Inc.	North Carolina
Credico Life Insurance Company	Nevis
Standard Security Life Insurance Company of New York	New York
Standard Security Investors Corp.	New York
SSH Corp.	Delaware
On-Line Brokerage, Inc.	Delaware
Madison Standard Corp.	Wisconsin
G.P. Associates Holding Corp.	Delaware
Independence Preferred Trust I	Delaware
Independence Preferred Trust II	Delaware